Exhibit No. 20
BuyersOnline.com, Inc.
Form 10-KSB/ 2000
File No. 0-26917

                 COPP WHEELOCK PARTNERS, L.L.C.
                  14683 Midway Road, Suite 200
                      Addison, Texas 75001,
                Telephone (972) 490-9900, ext 266
                    Facsimile (972) 934-1000
                   E-Mail: rwheelock@vline.net

February 1, 2001

Mr. Ted Stern
Chairman and Chief Executive Officer
BuyersOnline, Inc.
66 Wadsworth Park Drive, Suite 101
Draper, Utah 84020

Subject: Agreement for Financial Advisory and Business
Development Services

Dear Mr. Stern:

In. follow-up to our conversations with Bill Shupe, this letter (referred to herein sometimes as this "Letter" or this "Agreement") describes the financial advisory and business development services ("Services") proposed to be performed by Copp Wheelock Partners, L.L.C. (hereinafter referred to as the "Financial Advisor" or "Copp Wheelock") for and on behalf of BuyersOliline, Inc. ("BOL" or the "Company") regarding the raising up to S20.0 million or more of private equity capital and performing financial advisory work in connection with potential mergers with and acquisitions of selected companies now struggling with the downturn in the technology markets. Proceeds from the proposed financing(s) will be used to expand the Company's nationwide business to become the premier residential and business consumer membership organization offering online monthly discount services and rebate programs that can help provide alternative payment sources to, in effect, "zero out" subscribing customers' monthly bills and provide them with competitive access to telephone and Internet "Essential Services" from such providers as Global Crossing, Quest, Williams, and Broad Wing. Additionally, proceeds from financing are contemplated to be utilized to develop other strategic partnerships that will increase traffic over the BuyersOnline web site. The Company also plans to offer expanded Essential Services in the future to include wireless communications, satellite television, home security, utilities, a monthly utilities program and other new benefits to its members. The Company seeks to employ alternative marketing techniques to support its aggressive growth expectations. In turn, targeted acquisitions will be a key to the future growth of the Company.

The background and qualifications of Copp Wheelock, goals and objectives of BOL, nature and scope of Services proposed to be performed and compensation for such Services are described in the following paragraphs. Your acceptance of the terms, conditions, and provisions described herein will constitute an "Agreement" by and between Copp Wheelock and BOL for such Services.

BACKGROUND AND QUALIFICATIONS

Financial Advisor provides financial advisory and business development services to emerging entrepreneurial business enterprises and their principals through its members, professional associates and broker-dealer affiliate(s). Financial Advisor's services include preparation and review of business plans and strategic plans; organizational planning; financial analysis and reports; market analysis and reports; industry analysis and reports; analysis and reports on existing and proposed now products and services lines; assistance in the preparation of financial projections; business enterprise valuations; capital structure formulation; structuring of financial transactions;

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preparation of financing proposals for
procurement of debt, mezzanine and equity financing; due diligence investigations; mergers, acquisitions, divestitures and recapitalizations; and coordination of preparation of legal documentation.

GOALS AND OBJECTIVES
The goals and objectives of BOL, as we understand them, are briefly outlined as follows:

     1. To build and organize the premier membership organization providing jointly residential and business consumer Essential Services, namely telephone and Internet, based on purchasing these services at wholesale and reselling them to BOL's members who also benefit from the Shopping Rebate Program for all of the strategic product relationships in place presently and in the future. The Company seeks to expand its membership base not only through aggressive marketing techniques, but also by an aggressive acquisition program of existing companies ripe for takeover that have with a significant existing customer base. Examples of some current relationships include Eddie Bauer, buy.com, OfficeMax, Omaha Steaks and many others. The Company will consider strategic investments by financing sources which could also help accelerate BOL's and their own internal growth plans.

     2. To value the Company and to establish parameters for establishing a range of enterprise values for its stockholders' equity in order to develop guidelines for structuring financing to support the future growth of the business.

     3. To determine the amount and structure of financial resources necessary to support the initial development and growth of the Company.

     4. As needed, to obtain additional financing in the form of "Senior Secured Debt," "Mezzanine" and/or "Private Equity" financing in order to support the exploitation of the initial success of the Company's marketing efforts as well as the future development and growth of BOL, including any acquisitions it may seek to make.

     5. To minimize the potential dilution of the ownership interests of the existing stockholders of BOL, balanced against obtaining adequate capital to maximize the growth and future equity values of BOL.

     6. To maximize the rates of growth and levels of revenues and profits of B0L, as well as the value of its stockholders' equity, commensurate with sound risk management practices.

     7. To identify, investigate, analyze and evaluate selected targeted acquisition candidates, establish pro-forma values for them, negotiate favorable terms and conditions for their acquisition, and close on the acquisitions of qualified candidates.

SCOPE 0F SERVICES

The scope of initial Services to be performed by Copp Wheelock for and on behalf of the BOL will be carried out in two (2) phases as follows:
               Phase I Business Planning, Documentation, Identification of Early Strategic Partners and investors
               Phase II       Arrange Financing to Cover
                              Immediate Growth Needs, and
                              Subsequent Acquisition Targets

The nature, and scope of Services to be performed by Financial
Advisor with respect to Phase I will include, but not necessarily be limited to, the following:

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     1.   Assistance in connection with the investigation,
          analysis and evaluation of the Company's existing and proposed business activities; background and qualifications of existing and prospective management personnel; products and services; facilities; organization and employees; markets and customers; financial history; existing capital structure; business and marketing strategies; business and marketing plans; as well as documentation to support the development and preparation of "Financing Proposals" and/or' "Private Offering Memorandums."

     2. Assistance in performing and/or reviewing research, analysis, evaluation and documenting information regarding proposed growth strategies;
          capital expenditure requirements; markets, competitors;
          and industry facts and trends.

     3. Assistance in the review, preparation and/or updating and documentation of financial projections, a "Strategic Plan" and "Business Plan" for BOL

     4. Assistance in the preparation of a valuation of the enterprise value of BOL. The parties agree that this Agreement may terminated by either party if the parties cannot reasonably agree upon the Company's valuation, based upon market conditions and sound economic evaluation, with respect to any of the financings contemplated in this Agreement.

     5. Assistance in the formulation of capital structures for BOL and determining the amounts of Senior Secured Debt, Mezzanine and Private Equity financing that will be required to -finance the future growth of BOL.

     6.   Determine and recommend to BOL's
          "Management" the terms, conditions, and provisions of each component of Senior Secured Debt, Mezzanine and Private Equity financings.

     7.   Assistance, in the preparation of Financing
          Proposals and/or Private Offering Memorandums for the potential financings.

     8. Assist BOL in developing or updating PowerPoint and other presentations to prospective financing sources.

     9. We expect to commence the engagement upon receipt of an executed copy of this engagement letter and receipt of the initial installment of the Base Fees. We expect to conclude the Phase I work approximately three (3) to four (4) weeks thereafter, excluding holidays This completion schedule contemplates that we will receive cooperation from you and your personnel, timely receipt of requested information, and the assumption that unexpected circumstances will not be encountered. We will attempt to complete the Phase I work in as close to three (3) weeks as is possible subject to receipt of the necessary information.

The nature and scope of Services to be performed by Financial
Advisor with respect to Phase II will include, but not necessarily be limited to, the following:

     1.        Identify and develop financial resources for BOL.
     2. Assist BOL's Management to arrange and attend meetings with, and advise about presentations to prospective financing sources.
     3. Assist in preparation of correspondence and other documentation relating to the proposed Senior Secured Debt, Mezzanine and/or Private Equity financings.
     4. Advise BOL in obtaining written proposals and/or commitments from prospective financing sources.

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     5.   Prepare evaluations of alternative proposals and/or
          commitments from prospective financing sources.
     6. Assist financing sources in performing the required due diligence.
     7 Assist BOL in reviewing the final terms, conditions
          and provisions of the proposed financing.
     8. Coordinate the preparation and review of legal documents.
     9. Coordinate the closings and fun dings of the proposed Senior Secured Debt, Mezzanine and /or Private Equity financings
     10. Evaluate new acquisition candidates, prepare proposed terms and conditions for their acquisitions and arrange financing to complete the acquisitions.

It is expressly understood and agreed that the reports, results of analysis, valuations, etc. produced in conjunction with or completed pursuant to this engagement by Financial Advisor will be based on materials, information and representations provided by BOL and its Management. BOL and its Management are responsible for the accuracy and completeness of the work product generated. All work product generated will remain the sole property and responsibility of DOL. Financial Advisor shall be entitled to maintain copies of its work product for quality control purposes.

COMPENSATION
As compensation for the Services described above, BOL will pay
Financial Advisor "Base Fees" plus "Success Fees" and "Advisory
Fees" as follows:

Base Fees

Phase I. For Services to be rendered, Financial Advisor will be paid a "Base Fee" ("Base Fee") in the amount of $10,000.00, payable upon execution of this Agreement and $10,000.00 payable upon acceptance by the Company of a "Term Sheet" or letter of intent ("LOI") or the closing of "angel financing" described hereinbelow, from one (1) or more financing sources identified and introduced to the Company by or through Financial Advisor and its associates ("Identified Sources"). Prior to the completion of Phase II, Copp Wheelock may assist the Company in attracting some interim "angel" financing (the "Angel Financing") and assist management in closing such transactions. Upon completion of any financing, including Angel Financing, in excess of a minimurn of $1,000:,000.00 (referred to heroin sometimes as the "Minimum Financing") that is provided by or through one or more Identified Sources, Advisor shall be entitled to a monthly base fee retainer of $10,000.00 per month for a period of five (5) months. The parties understand that the Company requires financing in excess of the Angel financing to complete its business plan

Upon BOL's execution of this Agreement, Financial Advisor shall be granted the "Exclusive Rights" to assist BOL and its Management in arranging the proposed financing for a period of 180 days thereafter (the "Exclusive Period"), specifically excluding BOL's current contacts, described more fully on Exhibit "A,"' attached hereto and incorporated herein by reference (BOL's Contacts") and after closing shall continue to be the Financial Advisor for subsequent acquisitions and financings of the Company during the term of this Agreement.

Success Fees

Phase II. Financial Advisor will be paid "Success Fees" ("Success Fees") equal to various percentages of the gross amounts of financing received by BOL and/or its affiliates from Identified Sources and/or financing sources other than the BOL Contacts as follows:

                                        % of Gross
                                      Amounts Received
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Senior Secured Debt                               1.25%
Mezzanine Financing                               3.00%
Private Equity Financing                          5.00%
Angel Financing                                   7.00%

All Success Fees shall be payable in cash, or BOL stock or options if so agreed upon by the parties:, by BOL and its affiliates to Financial Advisor immediately upon closing of each financing transaction. The Base Fees -paid to Financial Advisor will not be credited against or deducted from Success fees described above.

Senior Secured Debt financing will include proceeds from debt obligations of BOL and/or its affiliates that required periodic interest and principal payments and which are secured by the assets of the BOL and/or its affiliates.

Mezzanine. financing will include proceeds from the issuance of unsecured debt obligations of BOL and/or its affiliates that require periodic payments of interest and principal. Such Mezzanine financing may require deferred interest payments or the grant of options or warrants to purchase capital stock or other equity interests in. BOL and/or its affiliates, which are designed as a "yield enhancement" mechanism, but that are significantly disproportionately less dilutive to the ownership interests of other equity holders than would be an equivalent amount of equity financing.

Private Equity will include gross proceeds received by BOL and/or its affiliates from the issuance of common stock or preferred stock, unsecured debt obligations that are convertible into capital stock and capital contributions that represent a current or future ownership interest in BOL and/or its affiliates.

The Phase II Success Fees described above and the Additional Consideration subsequently described that directly relate to any portion of the contemplated financing that is provided by BOL's Contacts are specifically excluded. Should BOL involve Advisor, in writing, in a transaction with any of the BOL Contacts, then the Phase II Success Fees shall apply as set forth in this Agreement.

During the term of this Agreement, BOL, its Management and its officers, directors and stockholders will not solicit additional financing sources and any inquires from any potential additional financing sources that they become aware of shall be referred to Financial Advisor, other than continuing to pursue financing options with the BOL Contacts. In the event that an agreement is reached with any of the Identified Sources and/or any financing sources other than the BOL Contacts, during the term of this Agreement to provide financing for BOL and/or its affiliates, the Success Fees and Additional Consideration described herein shall be payable and granted to Financial Advisor upon closing of any financing transaction with such sources, in excess of the Minimum Financing.

In the event that an acceptable financing transaction is not closed, committed or otherwise agreed to during the Exclusive Period, BOL's Management shall be entitled to use Financial Advisor's work product and/or information derived therefrom to seek alternative financing for BOL and/or its affiliates only with Qualified Institutional Buyers.

Advisory Fees

The Financial Advisor will be entitled to be paid "Advisory Fees" ("Advisory Fees") equal to the greater of 1.25% or the following percentages of the "Implied Enterprise Value" (as further described below) of each acquisition that is identified by Advisor during the term of this Agreement and ultimately closed within eighteen (18) months from the date of termination of this Agreement. Should BOL identify an acquisition through its network, contacts or affiliates during the term hereof and elect to involve Advisor, in writing, for advisory or other purposes, the Advisory Fees set forth in this paragraph shall apply:

                                                  % of
                                             Implied Enterprise
                                                  Value

First                    $1,000,000              5.00%
Next                     $1,000,000              4.00%

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Next                     $1,000,000              3,00%
Next                    $1,0001-000            2.000/a
Amounts in excess of     $4,000,000              1.00%

The Advisory Fees described above shall be payable in cash, or in BOL stock and/or options if so agreed upon by the parties, by BOL and/or its affiliates to Financial Advisor, immediately upon the closing of each acquisition transaction.

It is expressly acknowledged, understood and agreed that for purposes of this Agreement, "Implied Enterprise Value" shall mean the total fair market value of an entity or business identified and introduced to BOL by Financial Advisor, that is acquired in whole or in part by, or merged, consolidated or combined with, the Company and/or its affiliates (the "Target"), Such total fair market value shall consist of the sum of, without duplication,
(a) the fair market value of the owners' equity of the Target, or a subsidiary or affiliate thereof, plus (b) the amount of any outstanding preferred equity securities of the Target, or a subsidiary or affiliate thereof, to the extent of the rights of their holders to receive cash or assets of the Target including liquidation preferences and premiums and dividends, plus (c) the amount of all indebtedness (including short-term debt, long-term debt, capitalized leases and other indebtedness including accrued interest thereon, but excluding accounts payable and accrued liabilities (other than accrued interest on all indebtedness) arising in the ordinary course of business) of the Target, or a subsidiary or affiliate thereof, immediately prior to the consummation of the acquisition.

Financial Advisor and the Company hereby agree that they will cooperate with each other to reach an, agreement in writing with respect to the determination of Implied Enterprise Values and. the resolution of any disagreements that many arise in connection therewith prior to undertaking the investigation, analysis and evaluation of any acquisition transaction.

BOL agrees that the Success Fees and Advisory Fees shall be earned and paid immediately on funding of any financing transaction and/or closing of an acquisition transaction, without any withholdings or offsets by BOL and/or its affiliates. This Agreement shall be deposited with the investor or agent responsible for the closing(s) and is BOL's authorization to the investor/agent to pay directly to Financial Advisor or its designees the Success Fees and Advisory Fees set forth herein in accordance with the payment instructions provided by Financial Advisor.

EXPENSE REEMBURSEMENT

Financial Advisor shall be entitled to be reimbursed by BOL for all reasonable direct expenses incurred by it in connection with performing the Services described herein. Such expenses may include, without limitation, business meals, travel, entertainment of potential financing sources, copying, printing, report preparation, production and binding, postage and delivery, long distance telephone and facsimile charges, legal fees and expenses, and all other reasonable direct expenses. Upon BOL's approval, BOL will fund in advance all travel expenses and provide expense advances to Copp Wheelock any travel-related expenses. No such expenses in excess of $1,000.00 will be incurred without the prior approval of DOL. Expenses, other than those prepaid, will be billed on a semi-monthly basis and will be due and payable within fifteen (15) business days from the date of billing. The total expenses hereunder shall not exceed $50,000.00, unless otherwise agreed in writing by the parties.

ADDITIONAL CONSIDERATION

As "Additional Consideration" for Services to be rendered by Financial Advisor on behalf of BOL, Financial Advisor shall be granted upon acceptance by the Company of a "Term Sheet" or LOI from one (1) or more of the Identified Sources, or upon completion of Angel Financing, as described above, "Options" or "Warrants" (the "Warrants") to purchase 300,000 shares of BOL's common stock exercisable over a five (5) year period with an exercise price of $2.50 per share as follows: Advisor will fully vest in 100,000 of the Warrants upon BOL's receipt of the Minimum Financing; Advisor will fully vest the next 100,000 of the Warrants upon BOL's receiving a total of $2,000,000 in financing from the Identified Sources; and the balance of the Warrants will vest upon BOL's receipt of a total of S3,000,000 in financing from the Identified Sources. Subsequent to BOL's receipt of the Minimum Financing, the vesting of the Warrants as described in the preceding paragraph, shall occur pro rata. For example should Financial Advisor complete $500,000 in Angel Financing above the Minimum Financing, Financial Advisor would vest in an additional 50,000 of the Warrants, etc.

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In addition, Financial Advisor shall be granted additional
Options or Warrants to purchase ownership interests in BOL and/or its affiliates or successors upon successful completion and closing of any Private Equity and/or Mezzanine financing transactions with Identified Sources and any financing sources equal to the Minimum Financing (excluding the BOL Contacts) that are identified during the term of this Agreement, on a transaction by transaction basis.

The Options or Warrants to granted to Financial Advisor with respect to the successful closing of Private Equity financing shall represent the right to acquire a fully-diluted ownership interest in BOL. The percentage ownership interest for Private Equity financing shall be based on the following ratio: one tenth of one percent (0.1%) per five hundred thousand dollars ($500,000.00) of Private Equity financing received by BOL and/or its affiliates from Identified. Sources and any financing sources other than the B0L Contacts that are identified during the term of this Agreement. The exercise price for such ownership interests shall be the greater of $2.50 or one hundred and ten percent (110%) of the then market value of BOL's stock.

The Options or Warrants to be granted to Financial Advisor with respect to the successful closing of Mezzanine financing shall represent the right to acquire a fully-diluted ownership interest in the Company. The percentage ownership interest for Mezzanine financing shall be based on the following ratio: one tenth of one percent (0.1%) per five hundred thousand dollars ($500,000,00) of Mezzanine financing received by BOL and/or its affiliates from Identified Sources and any financing sources other than the BOL Contacts that are identified during the term of this Agreement. The exercise price for such ownership interests shall be equal to the price to be paid for a comparable fully-diluted ownership interest by financing sources who provide Mezzanine financing The exercise price for such ownership interests shall be the greater of $2.50 or one hundred and ten per cent (110%): of the then market value of BOL's common stock.

It is expressly understood and agreed that the total ownership interests of Financial Advisor shall not exceed three percent
(3.00%) of the total, post-Copp Wheelock financings, ownership interests of BOL on a fully-diluted basis.

The Options or Warrants to be granted to Financial Advisor shall be exercisable for a period of five (5) years from the date they are granted. Financial Advisor shall also have "piggy-back" registration rights with respect to the shares of common stock or other ownership interests underlying the Opinions or Warrants, without cost or expense to Financial Advisor.

COMPLIANCE WITH SECURITIES LAWS

Financial advisor and BOL agree that they and all their officers, directors, stockholders, partners, members, managers, employees and agents will comply with all state and federal securities laws and statutes in connection with the financing and acquisition transactions contemplated by this Agreement

TERM

This Agreement will commence on the date of its execution and shall terminate 180 days thereafter unless extended by mutual written consent of BOL and Financial Advisor, The term of this Agreement shall be automatically extended for one (1) year from the date of closing of an aggregate of $7 million in financings from any Identified Source and financing sources, other than the BOL Contacts, that are identified during the term of this Agreement

NON-CIRCUMVENTION

BOL agrees that if it or any of its officers, directors, stockholders, partners, members, managers, or affiliates enter into any financing, acquisition, sale, or business transactions with any Identified Source during a period of eighteen months
(18) months from the date of termination of this Agreement, the Success Fees, Advisory Fees and Additional Consideration described herein shall be payable to Financial Advisor.

ADDITIONAL DOCUMENTS

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BOL and Financial Advisor agree that they will execute such additional documents as shall be reasonably required to evidence or clarify the: intent of the parties contemplated by this Agreement.

SOLE AGILEEMNT AND JURISDICTION

It is expressly understood and agreed that this Agreement covers only Services pertaining to the proposed financial advisory and business development activities and related financing and acquisition transactions discussed herein, and constitutes the sole agreement between BOL and Copp Wheelock Any additional services that may be performed by Financial Advisor on behalf of BOL and/or its affiliates will be the subject of a separate written agreement. This Agreement may be amended only by written agreement by BOL and Financial Advisor. This Agreement and the rights and obligations of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Texas (without regard to any rules or principles of conflicts of law might look to any jurisdiction outside the State of Texas).

ARBITRATION

If at any time during the term of this Agreement any dispute, difference or disagreement shall arise upon or in respect of the Agreement, such dispute, difference or disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiter shall be selected in accordance with the rules of the American Arbitration Association ("AAA") and such dispute, difference or disagreement shall be settled by arbitration in Dallas, Texas in accordance with the then prevailing commercial rules of the AAA, and judgment upon the award rendered by the arbiter(s) may be entered in any court of competent jurisdiction and shall include award of costs to the prevailing party.

MODIFICATIONS AND WAIVERS

This Agreement may not be amended or modified, nor any of its terms waived, except by a written instrument duly executed by all parties to this Agreement. A waiver by any party of a breach of any provision of this Agreement by another party, or any right under this Agreement, will not be effective unless in writing and will not operate to waive or excuse any subsequent breach or to waive any other right. Failure of a party to insist upon strict compliance with any of the terms of this Agreement will not be doomed a waiver of such right at any subsequent time.

SEVERABILITY

In the event that any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and all other provisions shall remain in full force and affect. If any of the provisions of this Agreement are held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. In addition, facsimile copies shall be treated the same as originals.

ATTORNEY'S FEES AND COSTS

If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees, costs and necessary disbursements.

NONEXCLUSIVITY

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The professional services to be performed by Financial Advisor for and on behalf of BOL and/or its affiliates are not to be deemed to be exclusive, except as set forth otherwise herein, and Financial Advisor shall be free to render professional services to others and to engage in other activities, so long as its Services under this Agreement are not impaired thereby. It is understood and agreed that the officers, members, and managers of Copp Wheelock are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers, directors or trustees of, or from owning or holding ownership interests in, any other firm, corporation or business entity.

DELEGATION OF RESPONSIBILITIES

All Service to be provided by Copp Wheelock under this Agreement may be famished by any members, managers, officers or employees of Financial Advisor, by any professional associates or affiliates of Financial Advisor under its supervision, or by any party to which such services may lawfully be delegated,

AUTHORITY

Copp Wheelock shall not hold itself out as authorized to represent BOL, save as the provider of the Services under this Agreement, or otherwise enter into or purport to enter into any commitment on behalf of BOL

ASSIGNABILITY

It is expressly understood and agreed that Financial Advisor may assign its rights under this Agreement to a broker-dealer affiliate that is a licensed member of the National Association of Securities Dealers, without the prior consent of B0L.

NOTICES

Any notices to be given hereunder by any party to the other may be effected either by personal delivery in writing, by mail, registered or certified, postage prepaid with return. receipt requested, by facsimile or by e-mail. Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of seven (7) days after mailing; facsimile and e-mail notices shall be deemed communicated one (1) day after receipt by sender of transmission confirmation. Notices shall be addressed to the parties as follows, but each party may change its, address or other information by written notice in accordance with this paragraph:

If to the Company:

Ted Stem
Chairman and Chief Executive Officer
BuyersOnline, Inc.
66 Wadsworth Park Drive, Suite. 101
Draper, Utah 84020
Telephone: (877) 511-3684

If to CoppWheelock

Robert L. Wheelock, President
Copp Wheelock Partners, L.L.C.
14683 Midway Road, Suite 200
Addison, Texas 75001
Telephone: (972) 490-9900, ext.266
Fax: (972) 934-1000
E-Mail: rwheelock@vline.net

LIMITATION ON LIABILITY INDEMNIFICATION AND HOLD HARMLESS

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Financial Advisor's maximum liability relating to Services
rendered under this Agreement (regardless of form of action, whether in contract, negligence or otherwise) shall be limited to the compensation actually received by Financial. Advisor for the portion of its Services or work products giving rise to liability. In no event shall Financial Advisor be liable for consequential, special, incidental or punitive loss, damage or expense (including, without limitation, lost profits or savings, opportunity costs, etc.) even if advised of their possible existence.

BOL shall indemnify and hold harmless Financial Advisor from and against any claims, liabilities, costs and expenses (including, without limitation, attorney fees and the time involved) brought against, paid or incurred by Financial Advisor at any time and in any way arising out of or relating to Financial Advisor's Services under this Agreement, except to the extent finally determined to have resulted from the gross negligence or willful misconduct of Financial Advisor.

If the terms, conditions, and provisions set forth herein are in accordance with your understanding and approval of our Agreement, please so signify by signing and dating a copy of this letter in the space provided below and returning it to Copp Wheelock together with a check made payable to Copp Wheelock Partners, L.L.C. in the amount of $ 10,000.00 (representing the initial installment of the Base Fees). We look forward to working with you on this very exciting and dynamic business development project.

Sincerely,

COPP WHEELOCK PARTNERS, L.L.C

Robert L. Wheelock, III
President

ACKNOWLEDGED UNDERSTOOD APPROVED, AND AGREED:
Buyers Online, Inc.

By:  /s/
Its:
Date:
                                   14


                    EXHIBIT"A"
                    BOL Contacts

          1.        Howard Bronson & Associates.
          2.        Donald & Company Securities Inc.
          3.        Howard Lamda, Esq.
          4         Sensor Corporation.
          5.        Dr. Pat Peters, LLC.
          6.        Brian Smith & Infinity Partners.
          7.        Marvin Adler; Adler & Company.
          8.        David Hill.
          9.        First LevelCapital.
          10.       David Angerbauer.
          11.       Greg Kofford.
          12.       D.A. Davidson Securities.
          13.       Cornerstone Capital.
          14.       Gary Smith.
                                  E-55
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